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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               -------------------

                       Summit Funds Management Corporation
                       -----------------------------------
                                     (Name)

                 2 Crosfield Avenue, West Nyack, New York 10994
                 ----------------------------------------------
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (914) 727-2017

                                Peter E. Bennorth
                 2 Crosfield Avenue, West Nyack, New York 10994
                 ----------------------------------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES  [ ]                       NO  [X]


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
         Item 1.           Summit Funds Management Corporation

         Item 2.           Maryland; June 23, 2000

         Item 3.           Corporation

         Item 4.           Management company

         Item 5.           a.       closed-end
                           b.       non-diversified

         Item 6.           Peter E. Bennorth
                           2 Crosfield Avenue
                           West Nyack, New York 10994

         Item 7.           Names and addresses of officers and directors

                           Barry Duerk - Director and President
                           210 Main Street
                           Hackensack, NJ  07601

                           Arthur Berman - Director
                           510 Haworth Avenue
                           Haworth, NJ  07641

                           James B. Grecco -- Director
                           Grecco Lincoln Mercury
                           Route 10W
                           Denville, NJ  07834

                           Ray Konrad -- Director
                           American Compressed Gas
                           189 Central Avenue
                           Old Tappan, NJ  07675

                           Richard Mansfield - Director
                           210 Main Street
                           Hackensack, NJ  07601

                           Bernard Mantoni - Vice President
                           2 Crosfield Avenue
                           West Nyack, New York 10994

                           Peter E. Bennorth - Vice President, Assistant Secretary
                           2 Crosfield Avenue
                           West Nyack, New York 10994

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                           Maureen Henning - Secretary
                           2 Crosfield Avenue
                           West Nyack, New York 10994

                           David Hulz - Assistant Vice President
                           2 Crosfield Avenue
                           West Nyack, New York 10994

                           Joe Coulter - Treasurer
                           2 Crosfield Avenue
                           West Nyack, New York 10994

         Item 8.           Not Applicable

         Item 9.           a.       No
                           b.       Not Applicable
                           c.       No
                           d.       No
                           e.       Number of Beneficial Owners:  None
                                    Name: N/A

         Item 10.          $0

         Item 11.          No

         Item 12.          Not Applicable

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         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in West Nyack, New York on this 30th day of June, 2000.

                                Signature: Summit Funds Management Corporation

                                By: /s/ Barry Duerk
                                    --------------------------------------------
                                    President

Attest: /s/ Maureen Henning
        -------------------------
Title:  Secretary



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